Exhibit 8.2

CERTIFIED PUBLIC ACCOUNTANTS

333 TEXAS STREET, SUITE 1525
SHREVEPORT, LOUISIANA 71101
318-429-1525 PHONE · 318-429-2070 FAX

October 20, 2010

Boards of Directors
Minden Mutual Holding Company
Minden Bancorp, Inc.
MBL Bank
100 MBL Bank Drive
Minden, Louisiana 71055

Gentlemen:

You have requested our opinion regarding the State of Louisiana income tax consequences of the reorganization of Minden Mutual Holding Company (the “Mutual Holding Company”), from a federally chartered mutual holding company to the capital stock form of organization. The Mutual Holding Company will convert to stock form and immediately thereafter merge with and into Minden Bancorp, Inc., a federally chartered mid-tier holding company (the “Mid-Tier Holding Company”). Once merged, the Mid-Tier Holding Company will merge with and into Minden Bancorp, Inc., the Louisiana corporation recently organized to become the new holding company for MBL Bank (the “Holding Company”). In the reorganization, all of the Mutual Holding Company’s to-be-issued capital stock will be acquired by the Holding Company and MBL Bank, a wholly-owned subsidiary of the Mid-Tier Holding Company (the “Bank”). This entire transaction will be referred to as the “Reorganization.” Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan of Conversion and Reorganization (the “Plan”).

We have reviewed: (1) the federal income tax opinion prepared by the firm of Elias, Matz, Tiernan & Herrick, L.L.P. dated October 19, 2010, which has been provided to you; (2) what we believe to be the entire draft of the Holding Company’s registration on Form S-1 statement; and (3) a draft of the prospectus contained in the Form S-1.

We have not reviewed any other documents incident to this transaction but anticipate that they will reflect the facts, representations, and other information as contemplated in the information referenced above.

Our opinion relies extensively on the conclusions reached in the federal income tax opinion rendered by Elias, Matz, Tiernan & Herrick L.L.P. If the ultimate federal tax treatment of the transaction is different than anticipated in such tax opinion, our conclusions as outlined herein might be significantly impacted.

A PROFESSIONAL SERVICES FIRM	hmv@hmvcpa.com E-MAIL
SHREVEPORT · MONROE · DELHI	www.hmvcpa WEB ADDRESS

Board of Directors
October 20, 2010

DESCRIPTION OF TRANSACTION

The Bank is a Louisiana chartered stock building and loan association headquartered in Minden, Louisiana. The Bank reorganized into the mid-tier mutual holding company structure in 2002 and became the wholly-owned subsidiary of the Mid-Tier Holding Company that was formed in connection with the 2002 reorganization.  As part of the 2002 reorganization, (i) the Bank became a wholly owned subsidiary of the Mid-Tier Holding Company and (ii) the Mid-Tier Holding Company offered and sold a majority interest in its common stock to the Mutual Holding Company and a minority interest in its common stock to certain depositors of the Bank and others in a public offering.

The Boards of Directors of the Mutual Holding Company, the Mid-Tier Holding Company, the Holding Company, and the Bank have adopted the Plan to provide for the conversion of the Mutual Holding Company from a federally chartered mutual holding company to the capital stock form of organization.  A new Louisiana stock corporation, the Holding Company, was incorporated on September 15, 2010 as part of the Conversion and Reorganization (as defined below) and will succeed to all the rights and obligations of the Mutual Holding Company and the Mid-Tier Holding Company and will issue Holding Company Common Stock in the Conversion and Reorganization.

The Plan contemplates that each of the integrated transactions described below (collectively, the “Conversion and Reorganization”) will be undertaken pursuant to the Plan:

(1)    The Mid-Tier Holding Company shall establish the Holding Company as a first-tier stock subsidiary.

(2)    The Mutual Holding Company will convert to stock form (the “MHC Conversion”) and immediately thereafter merge with and into the Mid-Tier Holding Company, with the Mid-Tier Holding Company being the survivor thereof (the “MHC Merger”).  Eligible Account Holders and Supplemental Eligible Account Holders will automatically, without any further action on the part of the holders thereof, constructively receive liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company.  The shares of the Mid-Tier Holding Company held by the Mutual Holding Company immediately prior to the MHC Merger will be cancelled.

(3)    Immediately after the MHC Merger, the Mid-Tier Holding Company will merge with and into the Holding Company, with the Holding Company being the survivor thereof (the “Mid-Tier Holding Company Merger”).  As part of the Mid-Tier Holding Company Merger, the liquidation interests in the Mid-Tier Holding Company constructively received by Eligible Account Holders and Supplemental Eligible Account Holders in connection with the MHC Merger will automatically, without any further action on the part of the holders thereof, be exchanged for an interest in the Liquidation Account, and the shares of Mid-Tier Holding Company Common Stock held by Public Shareholders will be converted into and become the right to receive Holding Company Common Stock based on the Exchange Ratio.

Board of Directors
October 20, 2010

(4)    Immediately after the Mid-Tier Holding Company Merger, the Holding Company will issue shares of Holding Company Common Stock in the Offering in accordance with the terms of the Plan.

(5)    The Holding Company will contribute a portion of the net proceeds of the Offering to the Bank in exchange for Bank Common Stock and the Bank Liquidation Account.

Following the Conversion and Reorganization, a Liquidation Account will be maintained by the Holding Company for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with the Bank. Pursuant to Section 15 of the Plan, the initial balance of the Liquidation Account will be equal to the product of (a) the percentage of the outstanding shares of Mid-Tier Holding Company Common Stock owned by the Mutual Holding Company multiplied by (b) the Mid-Tier Holding Company’s total stockholders’ equity as reflected in the latest statement of financial condition contained in the final offering Prospectus utilized in the Offering  plus the value of the net assets of the Mutual Holding Company as reflected in the latest statement of financial condition of the Mutual Holding Company prior to the effective date of the Conversion and Reorganization (excluding the ownership of Mid-Tier Holding Company Common Stock). Pursuant to Section 15 of the Plan, a Bank Liquidation Account will be established and maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to remain depositors of the Bank.  The terms of the Liquidation Account and the Bank Liquidation Account, which supports the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets, are described in Section 15 of the Plan.

All of the shares of Mid-Tier Holding Company Common Stock (other than shares owned by the Mutual Holding Company) outstanding immediately prior to the effective time of the Mid-Tier Holding Company Merger will be converted into and become shares of Holding Company Common Stock pursuant to the Exchange Ratio, plus cash in lieu of fractional shares. Immediately following the Mid-Tier Holding Company Merger, additional shares of Holding Company Common Stock will be sold to depositors and former shareholders of the Bank and Mid-Tier Holding Company and to members of the public in the Offering.

As a result of the Mid-Tier Holding Company Merger and the MHC Merger, the Holding Company will be a publicly-held corporation, will register the Holding Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will become subject to the rules and regulations thereunder and file periodic reports and proxy statements with the SEC. The Bank will become a wholly owned subsidiary of the Holding Company and will continue to carry on its business and activities as conducted immediately prior to the Conversion and Reorganization.

The stockholders of the Holding Company will be the former minority stockholders of the Mid-Tier Holding Company immediately prior to the Mid-Tier Holding Company Merger, plus

Board of Directors
October 20, 2010

those persons who purchase shares of Holding Company Common Stock in the Offering. Nontransferable rights to subscribe for the Holding Company Common Stock will be granted, in order of priority, to (i) depositors of the Bank who have account balances of $50.00 or more as of the close of business on June 30, 2009 (“Eligible Account Holders”), (ii) the Bank’s tax-qualified employee stock ownership plan, (iii) depositors of the Bank who have account balances of $50.00 or more as of the close of business on the Supplemental Eligibility Record Date (“Supplemental Eligible Account Holders”) and (iv) depositors of the Bank as of the Voting Record Date (other than Eligible Account Holders and Supplemental Eligible Account Holders).  Subscription rights are nontransferable. The Holding Company will also offer shares of Holding Company Common Stock not subscribed for in the subscription offering, if any, for sale in a community offering to certain members of the general public.

LOUISIANA LAW AND ANALYSIS

Corporations

The State of Louisiana imposes a tax upon the income of corporations (and other entities taxed as corporations for federal tax purposes).

●	Tax is based on a corporation’s “Louisiana taxable income” – see Louisiana Revised Statute (“LRS”) Section 47:287.11.

●	Louisiana taxable income equals Louisiana net income less federal income tax – LRS Section 47:287.69.

●	Louisiana net income equals net income allocated and apportioned to the State of Louisiana – LRS Section 47:287.67.

●	Net income for a corporation equals taxable income “computed in accordance with federal law” subject to certain modifications – LRS Section 47:287.65.

●	Modifications are outlined in LRS Section 47:287.71 and LRS Section 47:287.73. They do not include any modifications related to tax-free reorganizations pursuant to the Internal Revenue Code.

As the above references indicate, the State of Louisiana generally subjects corporations to income tax on the same basis as they are treated for federal tax purposes. Accordingly, since it is anticipated that the reorganization will not subject any of the corporations to federal income tax, the reorganization will not impose any Louisiana income tax upon the Bank, Minden Mutual Holding Company, the Holding Company, or the Mid-Tier Holding Company.

Board of Directors
October 20, 2010

Individuals

The State of Louisiana also follows a “piggy back” approach with respect to the taxation of individuals in that the general base for taxation starts with federal adjusted gross income. While the statute requires several modifications to federal income in arriving at income subject to Louisiana income tax, none of these modifications relate in any way to the federal reorganization provisions as they apply to the effects on shareholders and security holders under Subchapter C, Part III, Subpart B of the Internal Revenue Code (“Code”) (see LRS Section 47:290 and Section 47:293). Accordingly, one would conclude that Louisiana will not impose any tax on owners of the Holding Company or the Bank, as long as the transaction is free of tax under federal tax law.

Estates and Trusts

Louisiana taxes income of estates and trusts in a manner similar to that imposed upon individuals. Generally, federal rules are followed (see LRS Section 47:162 and Section 47:182).

Partnerships

LRS Section 47:201 provides that partnerships are generally not subject to tax in the State of Louisiana. However, partnerships having any members who are not individuals or who are not residents of Louisiana, shall be required to file a partnership return of income reporting its income and deductions and allocating these items between and among its partners (see LRS Section 47:201 and Section 47:201.1) for inclusion in each partner’s tax return.

In summary, Louisiana taxation of reorganizations follows the federal tax treatment of such transactions. Corporations or other organizations which are parties to a tax free organization or reorganization under federal law will not be subject to tax on the transactions pursuant to Louisiana statutes. Similarly, any shareholders or security holders (owners) which are afforded tax free treatment under federal law will also avoid current Louisiana tax on the transaction.

OPINIONS

Elias, Matz, Tiernan & Herrick, L.L.P. have expressed their opinion with respect to federal income tax purposes as follows:

MHC Conversion

1.           The MHC Conversion will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.

Board of Directors
October 20, 2010

2.           The Mutual Holding Company will not recognize any gain or loss as a result of the MHC Conversion.  (See Sections 361(a), 361(c) and 357(a) of the Code.)

3.           The basis of the assets of the Mutual Holding Company immediately following the MHC Conversion will be the same as the basis of such assets immediately prior to the MHC Conversion. (See Section 362(b) of the Code.)

4.           The holding period of the assets of the Mutual Holding Company immediately following the MHC Conversion will include the holding period of those assets immediately prior to the MHC Conversion. (See Section 1223(2) of the Code.)

MHC Merger

5.           The MHC Merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code.

6.           The constructive exchange of the Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in the Mutual Holding Company for liquidation interests in the Mid-Tier Holding Company in the MHC Merger will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Income Tax Regulations. (See Rev. Rul. 69-3, 1969-1 C.B. 103, and Rev. Rul. 69-646, 1969-2 C.B. 54.)

7.           The Mutual Holding Company will not recognize any gain or loss on the transfer of its assets to the Mid-Tier Holding Company and the Mid-Tier Holding Company’s assumption of its liabilities, if any, in constructive exchange for liquidation interests in the Mid-Tier Holding Company or on the constructive distribution of such liquidation interests to the Mutual Holding Company’s members who are Eligible Account Holders or Supplemental Eligible Account Holders.  (See Sections 361(a), 361(c), and 357(a) of the Code.)

8.           No gain or loss will be recognized by the Mid-Tier Holding Company upon the receipt of the assets of the Mutual Holding Company in the MHC Merger in exchange for the constructive transfer to Eligible Account Holders and Supplemental Eligible Account Holders of liquidation interests in the Mid-Tier Holding Company. (See Section 1032(a) of the Code.)

9.           Eligible Account Holders and Supplemental Eligible Account Holders will recognize no gain or loss upon the constructive receipt of liquidation interests in the Mid-Tier Holding Company in exchange for their liquidation interests in the Mutual Holding Company. (See Section 354(a) of the Code.)

10.           The basis of the assets of the Mutual Holding Company (other than the stock in the Mid-Tier Holding Company which will be cancelled) to be received by the Mid-Tier Holding Company will be the same as the basis of such assets in the hands of the Mutual Holding Company immediately prior to the MHC Merger. (See Section 362(b) of the Code.)

Board of Directors
October 20, 2010

11.           The holding period of the assets of the Mutual Holding Company to be received by the Mid-Tier Holding Company in the MHC Merger will include the holding period of those assets in the hands of the Mutual Holding Company. (See Section 1223(2) of the Code.)

Mid-Tier Holding Company Merger

12.           The Mid-Tier Holding Company Merger will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code and therefore will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code.

13.           The Mid-Tier Holding Company will not recognize any gain or loss on the transfer of its assets to the Holding Company and the Holding Company’s assumption of its liabilities in the Mid-Tier Holding Company Merger pursuant to which shares of Holding Company Common Stock will be received by the Public Shareholders of the Mid-Tier Holding Company in exchange for their Mid-Tier Holding Company Common Stock and Eligible Account Holders and Supplemental Eligible Account Holders will receive interests in the Liquidation Account and Bank Liquidation Account in exchange for their liquidation interests in the Mid-Tier Holding Company.  (See Sections 361(a), 361(c) and 357(a) of the Code.)

14.           No gain or loss will be recognized by the Holding Company upon its receipt of the assets of the Mid-Tier Holding Company in the Mid-Tier Holding Company Merger. (See Section 1032(a) of the Code.)

15.           The basis of the assets of the Mid-Tier Holding Company to be received by the Holding Company in the Mid-Tier Holding Company Merger will be the same as the basis of such assets in the hands of the Mid-Tier Holding Company immediately prior to the Mid-Tier Holding Company Merger. (See Section 362(b) of the Code.)

16.           The holding period of the assets of the Mid-Tier Holding Company to be received by the Holding Company in the Mid-Tier Holding Company Merger will include the holding period of those assets in the hands of the Mid-Tier Holding Company. (See Section 1223(2) of the Code.)

17.           No gain or loss will be recognized by the Public Shareholders of the Mid-Tier Holding Company upon their exchange of Mid-Tier Holding Company Common Stock for Holding Company Common Stock in the Mid-Tier Holding Company Merger, except for cash paid in lieu of fractional shares. (See Section 354 of the Code.)

18.           The payment of cash to Public Shareholders of the Mid-Tier Holding Company in lieu of fractional shares of Holding Company Common Stock will be treated as though the fractional shares were distributed as part of the Mid-Tier Holding Company Merger and then redeemed by the Holding Company.  The cash payments will be treated as distributions in full

Board of Directors
October 20, 2010

payment for the fractional shares deemed redeemed under Section 302(a) of the Code, with the result that such shareholders will have short-term or long-term capital gain or loss to the extent that the cash they receive differs from the basis allocable to such fractional shares. (See Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.)

19.           Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon their constructive exchange of their liquidation interests in the Mid-Tier Holding Company for interests in the Liquidation Account. (See Section 354 of the Code.)

20.           It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Holding Company Common Stock is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company Common Stock. (See Section 356(a) of the Code.)  It is more likely than not that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of their nontransferable subscriptions rights. (See Rev. Rul. 56-572, 1956-2 C.B. 182.)

21.           It is more likely than not that the fair market value of the benefit provided by the Bank Liquidation Account supporting the payment of the Liquidation Account in the event the Holding Company lacks sufficient net assets is zero.  Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of interests in the Bank Liquidation Account as of the effective date of the Conversion and Reorganization. (See Section 356(a) of the Code.)

22.           It is more likely than not that the basis of Holding Company Common Stock purchased in the Offering by the exercise of the nontransferable subscription rights will be the purchase price thereof. (See Section 1012 of the Code.)

23.           Each Public Shareholder’s holding period in his or her Holding Company Common Stock received in exchange for Mid-Tier Holding Company Common Stock will include the period during which the Mid-Tier Holding Company Common Stock surrendered was held, provided that the common stock surrendered is a capital asset in the hands of the shareholder on the date of the exchange. (See Section 1223(1) of the Code.)

24.           The holding period of the Holding Company Common Stock purchased pursuant to the exercise of subscriptions rights will commence on the date on which the right to acquire such stock was exercised. (See Section 1223(5) of the Code.)

25.           No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for common stock sold in the Offering. (See Section 1032 of the Code.)

Board of Directors
October 20, 2010

Subject to the limitations outlined herein, it is our opinion that each of the foregoing opinions of Elias, Matz, Tiernan & Herrick, L.L.P. with respect to the federal income taxation of the reorganization will also apply to the Louisiana income tax treatment of this transaction in so much as these opinions relate to the recognition of gain or loss, basis, holding period, and other tax attributes imposed upon the participants in the transaction.

Our opinion is based on the Louisiana income tax statutes, regulations, judicial, and administrative authorities as they exist at the current point in time. If there is any substantial change in these authorities prior to the occurrence of the reorganization, it could impact the conclusions and opinions outlined above. We assume no responsibility to update our opinion in the event of such a change unless any user or any entity which has relied on this opinion specifically requests that we do so.

Naturally, our opinion is not binding upon the Louisiana Department of Revenue. There is no assurance, and none is hereby given, that the state will not take a position contrary to one or more of the conclusions reflected herein. It is possible that our opinion would not be upheld if challenged by the state. As previously mentioned, our opinions rely heavily on the federal income tax treatment of the transaction being ultimately determined as outlined in the opinion of Elias, Matz, Tiernan & Herrick, L.L.P. If the Internal Revenue Service were able to successfully challenge one or more of the conclusions reached in such opinion, the Louisiana income taxation of the reorganization would also be affected.

Our opinion is limited to the Louisiana Income Tax treatment of the transaction; no opinion has been requested and, accordingly, no opinion is expressed, with respect to the imposition of any other state taxes, such as Louisiana Franchise Tax or Louisiana State Tax, which might be impacted by the transaction.

We accept no responsibility to defend our opinion against any challenge from the Louisiana Department of Revenue, the Internal Revenue Service, or any entity or person that relies on the conclusions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Holding Company’s Application H-(e)1-S as filed with the OTS and to the Holding Company’s Form S-1 Statement on Form S-1 as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Prospectus contained in the Form AC and the Form S-1 under the captions “The Conversion and Offering – Tax Aspects” and “Legal and Tax Opinions,” and to the summary of our opinion in such Prospectus.

Sincerely,

Heard, McElroy & Vestal, L.L.P.